Exhibit 10.2

May 24, 2022

Dear Pat,

This letter memorializes the agreement by Choice Hotels International, Inc. (“Choice”) to provide you with the right to use, at Choice’s expense, Choice’s then-current corporate aircraft (if any) for personal use for up to forty-five (45) flight hours per calendar year during such time that you are serving as the President and Chief Executive Officer of Choice, subject to aircraft availability, and consistent with Choice’s Aircraft Use Policy. You will be solely responsible for any taxable income recognizable by you in connection with the personal use of corporate aircraft and will not be entitled to any tax gross up payments or other reimbursement from Choice in connection therewith.

You acknowledge and agree that Choice is under no obligation to continue its ownership of a corporate aircraft and if Choice no longer owns or leases a corporate aircraft, this letter will be terminated immediately with no further obligations hereunder. You further acknowledge and agree that if this benefit is discontinued, it will not give rise to your ability to terminate your employment for “Good Reason” under any agreement between you and Choice.

Please confirm your acceptance of the foregoing by providing your signature below and returning a fully executed copy of this letter.

Sincerely,

/s/ Patrick Cimerola

Patrick Cimerola
Chief Human Resources Officer

Acknowledged and Agreed

/s/ Patrick Pacious
Patrick Pacious